EXHIBIT  99

For Immediate Release					   Contact: Alfred J. Verrecchia
October 14, 1999								          401-727-5100
									             Renita E. O'Connell
										               401-727-5401


                 HASBRO REPORTS RECORD THIRD QUARTER RESULTS

        ON TRACK TO DELIVER EPS GROWTH OF APPROXIMATELY 30% THIS YEAR


Pawtucket, RI (October 14, 1999) -- Hasbro, Inc. (NYSE:HAS) today reported record third quarter revenues, earnings and earnings per share. The Company also reaffirmed it is on track to deliver approximately 30% growth in recurring earnings per share in 1999.

     Worldwide net revenues increased approximately 16% to $1.098 billion, compared to $945.5 million a year ago. Revenue growth was driven primarily by significantly higher shipments of STAR WARS, FURBY and computer-based games, plus POKEMON toys and games. Net earnings and diluted earnings per share increased approximately 14% and 16%, respectively, to $85.2 million and $0.43, respectively. This compares to $74.9 million and $0.37, respectively, last year prior to a $20.0 million pre-tax charge ($13.6 million after tax) to write-off acquired in-process research and development of MicroProse, Inc. Net earnings and diluted earnings per share in 1999 increased 39% and 43%, respectively, over last year's reported results of $61.3 million and $0.30, respectively, including the one-time charge.

     The Company also reported record third quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $200.3 million, up 22% from the year-ago EBITDA of $164.2 million.

     For the first nine months of 1999, worldwide net revenues increased approximately 32% to a record $2.641 billion, compared to $2.000 billion a year ago. Net earnings and diluted earnings per share increased approximately 49% to $131.3 million and $0.64, respectively, compared to $88.2 million and $0.43 last year prior to the one-time charge. Net earnings and diluted earnings per share increased over 76% compared to $74.6 million and $0.36, respectively, reported last year including the one-time charge.

     "We are very pleased to report another record quarter in all respects," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "Our business is strong overall, and we achieved double-digit revenue growth in the U.S. and internationally. Our global STAR WARS product line is tracking to our high expectations for this year. The retail sell-through rate of STAR WARS action figures, the cornerstone of our line, remains strong and we have a major advertising campaign underway to drive overall sales in the all-important holiday season," Hassenfeld explained.

     "Our interactive FURBY continues to be a smash hit worldwide," Hassenfeld continued. "Hasbro's interactive games again achieved significant double-digit revenue increases with popular titles like ROLLER COASTER TYCOON, MECHWARRIOR 3 and FROGGER. Plus, our expanded POKEMON offering continues to be highly successful."

     "We continue to enhance shareholder value with acquisitions like Wizards of the Coast, which closed on September 30 and will enable us to significantly expand in the fast-growing games arena," Hassenfeld added. "This acquisition, plus our acquisition of Europress, a veteran European publisher of educational and lifestyle software, brings us many exciting growth opportunities as we transition Hasbro to a company which is much more driven by technology and game play. While acquisitions are a priority use of our cash flow, we believe in our future and continue to repurchase our stock. During the third quarter, we invested almost $16 million to repurchase more than 0.6 million shares. This brings our total investment, under the $500 million repurchase authorization of December 1997, to almost $400 million to repurchase over 15 million shares."

     "We look forward to a strong holiday season, with many of the must-have toys and games. Our expanded POKEMON offerings - including the electronic interactive plush "I CHOOSE YOU PIKACHU", POKEMON MONOPOLY, the POKEDEX organizer, and new trading card games - are shipping now, and POKEMON is being introduced internationally. Plus, the U.S. release of the first animated POKEMON feature film on November 12 will extend the excitement of POKEMANIA into next year. In STAR WARS, we are releasing new twelve-inch electronic action figures and other terrific EPISODE I product worldwide. A limited edition Halloween FURBY is at stores now, and a Millennium FURBY will ring in the new century. Hasbro Interactive plans several new titles, including PONG, CATDOG, TONKA CONSTRUCTION 2, Q*BERT and a TRIVIAL PURSUIT MILLENNIUM edition, plus the first titles from its new Hasbro Sports unit:
TRIVIAL PURSUIT NASCAR CD-ROM and two em@il games - NFL FOOTBALL and NASCAR. Looking ahead to next year, with POKEMON, our soon to be announced online games initiative, plus other wonderful new product including NASCAR and FORMULA ONE, BEAST MACHINES, TITAN AE, DRAGON TALES and TWEENIES, we have even more visibility," Hassenfeld concluded.

     Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant products. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, GALOOB and WIZARDS OF THE COAST products provide children and families with the highest quality and most recognizable toys and games in the world.




Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; the Company's incurring higher than expected costs to achieve, or not achieving, "Year 2000" readiness with respect to the Company's systems, or the Company's customers, vendors or service providers failing to achieve such readiness; and the risk that anticipated benefits of acquisitions or the Company's Global Integration and Profit Enhancement program may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus acquired in-process research and development, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.


                                    # # #
                              (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Nine Months Ended
                                 -------------------    --------------------
                                  Sep. 26,  Sep. 27,     Sep. 26,   Sep. 27,
                                    1999      1998         1999       1998
                                 ---------  --------    ---------  ---------
Net Revenues                    $1,098,179   945,498   $2,641,151  2,000,375
Cost of Sales                      444,013   402,369    1,045,556    853,776
                                 ---------   -------    ---------  ---------
Gross Profit                       654,166   543,129    1,595,595  1,146,599
Amortization                        31,130    19,275       88,974     49,298
Royalties, Research and
 Development                       170,778   113,755      462,496    263,220
Advertising                        117,567   128,053      299,925    257,023
Selling, Distribution and
 Administration                    193,582   162,705      515,231    439,433
Acquired Research and Development        -    20,000            -     20,000
                                 ---------   -------    ---------  ---------
Operating Profit                   141,109    99,341      228,969    117,625
Interest Expense                    19,190    11,308       44,788     20,036
Other (Income) Expense, Net         (1,515)   (1,568)      (6,042)   (12,082)
                                 ---------   -------    ---------  ---------
Earnings Before Income Taxes       123,434    89,601      190,223    109,671
Income Taxes                        38,264    28,271       58,969     35,095
                                 ---------   -------    ---------  ---------
Net Earnings                    $   85,170    61,330   $  131,254     74,576
                                 =========   =======    =========  =========

Per Common Share
  Net Earnings
    Basic                       $      .44       .31   $      .67        .38
                                 =========   =======    =========  =========
    Diluted                     $      .43       .30   $      .64        .36
                                 =========   =======    =========  =========

  Cash Dividends Declared       $      .06       .05   $      .18        .15
                                 =========   =======    =========  =========

Weighted Average Number of shares
  Basic                            194,612   197,503      195,280    198,519
                                 =========   =======    =========  =========
  Diluted                          200,344   204,562      204,006    206,406
                                 =========   =======    =========  ========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Sep. 26,        Sep. 27,
                                                      1999            1998
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  108,627      $  176,486
  Accounts Receivable, Net                         1,167,660       1,030,751
  Inventories                                        438,662         383,809
  Other                                              552,274         336,261
                                                   ---------       ---------
  Total Current Assets                             2,267,223       1,927,307
  Property, Plant and Equipment, Net                 303,667         287,872
  Other Assets                                     1,622,379       1,461,125
                                                   ---------       ---------
  Total Assets                                    $4,193,269      $3,676,304
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  889,405      $  507,596
  Payables and Accrued Liabilities                   949,704       1,029,906
                                                   ---------       ---------
  Total Current Liabilities                        1,839,109       1,537,502
  Long-term Debt                                     407,584         300,000
  Deferred Liabilities                                82,451          80,010
                                                   ---------       ---------
  Total Liabilities                                2,329,144       1,917,512
  Total Shareholders' Equity                       1,864,125       1,758,792
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $4,193,269      $3,676,304
                                                   =========       =========